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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER is dated as of March 15, 2006 (the "Agreement") by and between BIDZ.com, Inc., a Delaware corporation ("BIDZ.COM Delaware") and BIDZ.com, Inc., a California corporation ("BIDZ.COM California"). BIDZ.COM Delaware and BIDZ.COM California are sometimes referred to herein as the "Constituent Corporations".

W I T N E S S E T H:

        WHEREAS, BIDZ.COM Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 104,000,000 shares, 100,000,000 of which are designated common stock, par value $0.001 per share ("Common Stock"), and 4,000,000 of which are designated preferred stock, par value $0.001 per share ("Preferred Stock"). On March 15, 2006, 100 shares of Common Stock were issued and outstanding, all of which were held by BIDZ.COM California, and no shares of Preferred Stock were issued and outstanding;

        WHEREAS, BIDZ.COM California is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 75,000,000 shares of common stock, consisting of 50,000,000 shares of common stock, no par value per share, and 25,000,000 shares of Class B Common Stock, no par value per share (collectively, the "Common Stock"), and 4,000,000 shares of preferred stock, no par value per share ("Preferred Stock"). On December 31, 2005, 23,312,500 shares of Common Stock, and no shares of Class B Common Stock or Preferred Stock were issued and outstanding;

        WHEREAS, the Board of Directors of BIDZ.COM California has determined that, for the purpose of effecting the reincorporation of BIDZ.COM California into the State of Delaware, it is advisable and in the best interests of BIDZ.COM California and its shareholders that BIDZ.COM California merge with and into BIDZ.COM Delaware upon the terms and conditions herein provided.

        WHEREAS, the respective Boards of Directors of BIDZ.COM Delaware and BIDZ.COM California have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective shareholders and executed by the undersigned officers.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, BIDZ.COM Delaware and BIDZ.COM California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I
MERGER

        1.1    Merger.    In accordance with the provisions of this Agreement, the Delaware General Corporation Law ("DGCL") and the California General Corporation Law, BIDZ.COM California shall be merged with and into BIDZ.COM Delaware (the "Merger"), the separate existence of BIDZ.COM California shall cease and BIDZ.COM Delaware shall be, and is herein sometimes referred to as, the "Surviving Corporation," and the name of the Surviving Corporation shall be BIDZ.com, Inc., and the Surviving Corporation shall be a Delaware corporation under the DGCL.

        1.2    Filing and Effectiveness.    The Merger shall become effective when the following actions shall have been completed (such date and time hereinafter referred to as the "Effective Date"):

          (a)   All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;

          (b)   An executed Certificate of Merger meeting the requirements of the DGCL shall have been filed with the Secretary of State of the State of Delaware; and

          (c)   An executed Certificate of Merger meeting the requirements of the California General Corporation Law shall have been filed with the Secretary of State of the State of California.

        1.3.    Effect of the Merger.    Upon the Effective Date, the separate existence of BIDZ.COM California shall cease and BIDZ.COM California shall be merged with and into BIDZ.COM Delaware, and BIDZ.COM Delaware, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date, (ii) shall be subject to all actions previously taken by its and BIDZ.COM California's Boards of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of BIDZ.COM California in the manner as more fully set forth in Section 259 of the DGCL, including all rights, privileges, immunities, licenses and permits (whether of a public or private nature), and all property (real, personal and mixed), all debts due on whatever account, all choses in action, and all and every other interest of or belonging to or due to BIDZ.COM California, (iv) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of BIDZ.COM California, including without limitation, all liabilities and obligations under any and all indemnification agreements between BIDZ.COM California and certain of its directors and officers, in the same manner as if BIDZ.COM Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the California General Corporation Law.

ARTICLE II
CHARTER DOCUMENTS; DIRECTORS AND OFFICERS

        2.1    Certificate of Incorporation.    The Certificate of Incorporation of BIDZ.COM Delaware as in effect immediately prior to the Effective Date shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation.

        2.2    Bylaws.    The Bylaws of BIDZ.COM Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

        2.3    Directors and Officers.    The directors and officers of BIDZ.COM California immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation at and on the Effective Date until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

        2.4    Indemnification Agreements.    As of the Effective Date, BIDZ.COM Delaware hereby assumes all obligations of BIDZ.COM California under any and all indemnification agreements existing as of the Effective Date by and between BIDZ.COM California and certain directors and officers of BIDZ.COM California arising from any suit, action, proceeding or claim, whether now in existence or arising in the future, against such directors and officers, or any one of them.

ARTICLE III
MANNER OF CONVERSION OF STOCK

        3.1    BIDZ.COM California Common Stock.    Upon the Effective Date, each share of BIDZ.COM California Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

        3.2    BIDZ.COM California Options, Stock Purchase Rights and Convertible Securities.    Upon the Effective Date, the Surviving Corporation shall assume and continue any stock option plans and all other employee benefit plans of BIDZ.COM California. On December 31, 2005, there were options outstanding under BIDZ.COM California's stock option plans to purchase a total of 8,342,000 shares of Common Stock of BIDZ.COM California. Each outstanding and unexercised option to purchase

BIDZ.COM California Common Stock shall become an option to purchase the Surviving Corporation's Common Stock on the basis of one share of the Surviving Corporation's Common Stock for each share of BIDZ.COM California Common Stock issuable pursuant to any such option on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such BIDZ.COM California option at the Effective Date of the Merger.

        3.3    Reservation of Shares.    A number of shares of the Surviving Corporation's Common Stock shall be reserved for issuance upon the exercise of options equal to the number of shares of BIDZ.COM California Common Stock so reserved immediately prior to the Effective Date.

        3.4    Other Employee Benefit Plans.    Upon the Effective Date, the obligations of BIDZ.COM California under or with respect to every plan, trust, program and benefit then in effect or administered by BIDZ.COM California on behalf of or for the benefit of the officers and employees of BIDZ.COM California, including plans, trusts, programs and benefits administered by BIDZ.COM California in which subsidiaries of BIDZ.COM California, their officers and employees currently are permitted to participate, if any (the "Employee Benefit Plans") shall become the lawful obligations of BIDZ.COM Delaware and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated.

        3.5    BIDZ.COM Delaware Common Stock.    Upon the Effective Date, each share of Common Stock of BIDZ.COM Delaware issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by BIDZ.COM Delaware or the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

        3.6    Exchange of Certificates.    After the Effective Date, each holder of an outstanding certificate representing shares of BIDZ.COM California Common Stock may, at such holder's option, surrender the same for cancellation to the transfer agent and registrar for the Common Stock of the Surviving Corporation, as exchange agent (the "Exchange Agent"), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Common Stock of the Surviving Corporation into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate theretofore representing shares of BIDZ.COM California Common Stock shall be deemed for all purposes to represent the number of shares of Common Stock of the Surviving Corporation's Common Stock into which such shares of BIDZ.COM California Common Stock were converted in the Merger.

        The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of capital stock of the Surviving Corporation represented by such outstanding certificate as provided above.

        Each certificate representing Common Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of BIDZ.COM California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

        If any certificate for shares of BIDZ.COM Delaware stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of BIDZ.COM Delaware that such tax has been paid or is not payable.

ARTICLE IV
GENERAL

        4.1    Covenants of BIDZ.COM Delaware.    BIDZ.COM Delaware covenants and agrees that it will, on or before the Effective Date:

          (a)   Qualify to do business as a foreign corporation in the State of California and in connection therewith irrevocably consent to service of process directed to it upon its designated agent as required under the provisions of Section 2105 of the California General Corporation Law;

          (b)   File any and all documents with the California Franchise Tax Board necessary for the assumption by BIDZ.COM Delaware of all of the franchise tax liabilities of BIDZ.COM California; and

          (c)   Take such other actions as may be required by the California General Corporation Law.

        4.2    Shareholder Approval.    It shall be a condition precedent to the effectiveness of the Merger that this Agreement and the Merger shall have been adopted and approved by the shareholders of each Constituent Corporation in accordance with the requirements of the DGCL and the California General Corporation Law.

        4.3    Further Assurances.    From time to time, as and when required by BIDZ.COM Delaware or by its successors or assigns, there shall be executed and delivered on behalf of BIDZ.COM California such deeds and other instruments, and there shall be taken or caused to be taken by BIDZ.COM Delaware and BIDZ.COM California such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by BIDZ.COM Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of BIDZ.COM California and otherwise to carry out the purposes of this Agreement, and the officers and directors of BIDZ.COM Delaware are fully authorized in the name and on behalf of BIDZ.COM California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

        4.4    Abandonment.    At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either BIDZ.COM California or BIDZ.COM Delaware, or both, notwithstanding the approval of this Agreement by the shareholders of BIDZ.COM California or by the sole stockholder of BIDZ.COM Delaware, or by both.

        The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretaries of State of the States of California and Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders of either Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would materially and adversely affect the holders of any class of shares or series thereof of such Constituent Corporation.

        4.5    Registered Office.    The registered office of the Surviving Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808 and the Corporation Service Company is the registered agent of the Surviving Corporation at such address.

        4.6    Expenses.    Each party to the transactions contemplated by this Agreement shall pay its own expenses, if any, incurred in connection with such transactions.

        4.7    Agreement.    Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 3562 Eastham Drive, Culver City, CA 90232, and copies thereof will be furnished to any shareholder of either Constituent Corporation upon request and without cost.

        4.8    Governing Law.    This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California General Corporation Law.

        4.9    Counterparts.    In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, this Agreement, having first been approved by resolutions of the Boards of Directors of BIDZ.COM Delaware and BIDZ.COM California, is hereby executed on behalf of each of such two corporations by their respective officers thereunto duly authorized.

BIDZ.COM, INC., a Delaware corporation

By:	/s/ LAWRENCE Y. KONG Lawrence Y. Kong, Chief Financial Officer

BIDZ.COM, INC., a California corporation

By:	/s/ LAWRENCE Y. KONG Lawrence Y. Kong, Chief Financial Officer

        I, Lawrence Y. Kong, Secretary of BIDZ.com, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certify, as such Secretary, that the Agreement and Plan of Merger to which this certificate is attached, after having been first duly signed on behalf of the Corporation and after being signed on behalf of BIDZ.com, Inc., a corporation organized and existing under the laws of the State of California, was duly approved and adopted pursuant to Section 228 of the General Corporation Law of Delaware, by unanimous written consent dated as of March     , 2006 of the stockholder holding 100 shares of the Common Stock of the Corporation, being all of the shares issued and outstanding, which Agreement and Plan of Merger was thereby adopted as the act of the stockholder of the Corporation, and the duly adopted agreement and act of the Corporation.

        IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of the Corporation this    day of May, 2006.

Lawrence Y. Kong

        I, Lawrence Y. Kong, Secretary of BIDZ.com, Inc., a corporation organized and existing under the laws of the State of California (the "Corporation") hereby certify, as such Secretary, that the Agreement and Plan of Merger to which this certificate is attached, after having been first duly signed on behalf of the Corporation and after being signed on behalf of BIDZ.com, Inc., a corporation organized and existing under the laws of the State of Delaware, was duly approved and adopted pursuant to Section 603 of the General Corporation Law of California, by written consent dated as of March     , 2006 of stockholders holding a majority of the outstanding shares of the Common Stock of the Corporation entitled to vote thereon, which Agreement and Plan of Merger was thereby adopted as the act of the stockholders of the Corporation, and the duly adopted agreement and act of the Corporation.

        IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of the Corporation this    day of May, 2006.

Lawrence Y. Kong

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  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER